Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-189276, 333-214532 and 333-252920 on Form S-8 and Registration Statement Nos. 333-231352 and 333-248444 on Form S-3 of our reports dated August 22, 2023, relating to the financial statements of Coty Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended June 30, 2023.

/s/ Deloitte & Touche LLP

New York, New York
August 22, 2023